INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Koninklijke Ahold N.V. on Form F-3 and Form S-3 of our report dated March 10, 1998 appearing in the annual report on Form 20-F of Koninklijke Ahold N.V. for the year ended December 28, 1997 and to the reference to us under the heading "Experts".

/s/ Deloitte & Touche

Amsterdam, The Netherlands

January 28, 1999